[Thrivent Life Insurance Company letterhead]

April 20, 2005

Thrivent Life Insurance Company

625 Fourth Avenue South

Minneapolis, MN 55415

Ladies and Gentlemen:

This opinion is furnished in connection with filing a post-effective amendment to the registration statement on Form N-6 (“Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “1933 Act”) and the Investment Company Act of 1940. This post-effective amendment is being filed by TLIC Variable Insurance Account A (the “Separate Account”) with respect to individual variable life insurance contracts (the “Contracts”) issued by Thrivent Life Insurance Company (“Thrivent Life”). The Separate Account was established by the Board of Directors of Thrivent Life on July 27, 1984, pursuant to the laws of Minnesota.

I have examined documents relating to the establishment of the Separate Account, the form of the Registration Statement, and such other documents and matters of law as I have deemed necessary for this opinion.

It is my opinion that:

1.	Thrivent Life is stock life insurance company organized under the laws of the State of Minnesota.

2.	The Separate Account is a separate account validly existing pursuant to the laws of the State of Minnesota.

3.	The portion of the assets held in the Separate Account equal to reserves and other Contract liabilities with respect to the Separate Account are not chargeable with liabilities arising out of any other business Thrivent Life may conduct.

4.	The Contracts, when issued as contemplated by the Registration Statement and in compliance with applicable local law, constitute legal and binding obligations of Thrivent Life in accordance with the terms of the Contracts.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ John C. Bjork
John C. Bjork
Senior Counsel